Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Glenn Schaeffer
702- 632-6710
Les Martin
702-632-6820

MANDALAY RESORT GROUP

DELIVERS IRREVOCABLE CASH

SETTLEMENT NOTICE

LAS VEGAS, NVBJuly 26, 2004BMandalay Resort Group (NYSE: MBG) today announced that it has delivered an Irrevocable Cash Settlement Notice to Bank of New York, as Conversion Agent, with respect to Mandalay’s $400 million original principal amount of Floating Rate Convertible Senior Debentures due 2033.  Pursuant to this notice, for every $1,000 principal amount of debentures that a holder converts, Mandalay must cash settle a number of shares of common stock equal to the base conversion rate in effect on the conversion date if the notes are ultimately converted.  The base conversion rate is currently 17.452 shares of common stock. Assuming all of the notes are converted at this rate, Mandalay must cash settle 6,980,800 shares of common stock.  This would represent a cash payment of approximately $472.5 million based on Mandalay’s stock price as of the close of trading on July 23, 2004.

Mandalay Resort Group owns and operates 11 properties in Nevada:  Mandalay Bay, Luxor, Excalibur, Circus Circus and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson.  The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi.  The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas.  In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.